EX-23.1
Consent of Independent Accountants

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS





We consent to the use in this Annual Report (Form 10-KSB) of Healthnet International Inc. of our report dated April 24, 2000 with respect to the Company's consolidated financial statements for the year ended February 29, 2000.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-92285) pertaining to the 1999 Non-Qualified Stock Option Plan of Healthnet International Inc. of our report dated April 24, 2000 with respect to the consolidated financial statements of Healthnet International Inc. included in this Annual Report for the year ended February 29, 2000.



                                                           /s/ Ernst & Young LLP
Vancouver, Canada
June 12, 2000                                              Chartered Accountants